Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-4 of CBAK Energy Technology Limited of our report dated March 17, 2025, with respects to our audits of the consolidated financial statements of CBAK Energy Technology, Inc and subsidiaries (collectively the “Company”) (which report expresses an unqualified opinion with an emphasis paragraph on the substantial doubt about the Company's ability to continue as a going concern) and the effectiveness of the Company’s internal control over financial reporting, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

We also consent to the reference of our Firm under the caption “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China

September 23, 2025